Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Amendment No. 1 to the Registration Statement on Form S-1 of our Report of Independent Registered Public Accounting Firm, dated March 14, 2023, relating to the balance sheet of M2i Global, Inc. as of November 30, 2022 and November 30, 2021, and the related statements of operations and changes in stockholders’ deficit and cash flows for the years then ended and the related notes, which appear in the Form S-1. We also consent to the reference of our firm under the heading “Experts” appearing therein.

/s/ Pinnacle Accountancy Group of Utah (dba of Heaton & Company, PLLC)

Pinnacle Accountancy Group of Utah

(dba of Heaton & Company, PLLC)

December 7, 2023